FOR IMMEDIATE RELEASE
March 2, 2015

Norfolk Southern names Jim Squires chief executive officer

NORFOLK, Va., Norfolk Southern Corporation (NYSE: NSC) today announced that James A. Squires will succeed Charles W. “Wick” Moorman as chief executive officer. The action by the company’s board of directors is part of its planned succession process and will be effective June 1, 2015.

Squires will continue in his current capacity as president and with all major divisions reporting to him, while Moorman will continue as executive chairman of the board of directors. Moorman and Squires will work closely together to ensure a seamless transition of leadership responsibilities.

“Jim has the right experience and vision to advance Norfolk Southern’s traditions of safety and service,” said Steven F. Leer, NS’ lead independent director. “NS is well-positioned to continue leading and innovating, and the board of directors is confident in the ability of the entire Thoroughbred team to deliver for our customers, shareholders, and communities.”

“Building on our record results in 2014, we are entering a great new time of performance and possibilities,” Moorman said. “Thanks to the dedication of Norfolk Southern people, the support of our customers and business partners, and the outstanding leadership team in place at Norfolk Southern – led by Jim Squires – I am confident that the company is poised for continued growth, success, and shareholder value creation.”

“Leading NS is an incredible honor,” Squires said. “I join our 30,000 employees in pledging that we will do everything possible to exceed the expectations of our shareholders and the people and businesses who depend on us. We welcome that opportunity, and we will meet that challenge.”

Squires, 53, joined Norfolk Southern in 1992 and served in several law positions before being named vice president law in 2003, senior vice president law in 2004, senior vice president financial planning in 2006, executive vice president finance in 2007, executive vice president administration in 2012, and president in 2013.

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Virginia Business magazine recognized Squires with its CFO Award for Publicly Traded Companies in Virginia in 2011. Appointed by then Governor Tim Kaine, Squires also served as chairman of Virginia's Transportation Accountability Commission.
A native of Hollis, N.H., Squires is a graduate of Amherst College, where he received a bachelor of arts in Ancient Greek in 1983. After graduation, he spent a year as Amherst-Doshisha Fellow at Doshisha University in Kyoto, Japan. He then served in the U.S. Army from 1985 to 1989. In 1992, he received a Juris Doctor degree from the University of Chicago Law School, where he has served as a member of the Visiting Committee.
Moorman has championed public-private partnerships to create rail infrastructure that benefits America long-term, led NS’ efforts to improve its environmental footprint and sustainable business model through “conservation capitalism,” and was among the earliest freight railroaders to seek more cooperation with the long-distance passenger and commuter railroads that use freight tracks. He is an advocate of balanced regulation to best serve the interests of railroads and their customers.

Said Leer, “On behalf of the entire board of Norfolk Southern, I thank Wick for his innumerable contributions as CEO. Wick raises the bar for an entire industry. His gift is to see where railroads need to go, find workable ways to get there, and generate the optimism that makes everyone want to get on the train. We will continue to benefit from that with Wick as board chair.”

A native of Hattiesburg, Miss., Moorman, 63, joined NS predecessor Southern Railway in 1970 as a coop student. He was named chairman, president and CEO in 2006, succeeding David R. Goode. In 2011, Railway Age magazine named Moorman “Railroader of the Year.”

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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